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                       GENERAL MEMORANDUM OF UNDERSTANDING

         ALPHA ST. REGIS, INC., a Delaware corporation qualified to do business in New York ("ASR") and CATSKILL DEVELOPMENT, L.L.C., a New York limited liability company ("Catskill") have entered into this Memorandum of Understanding this 1st day of December, 1995, for purposes of preliminarily setting forth their agreement to jointly create a New York limited liability company to be known as Mohawk Management, LLC, or other mutually acceptable name (hereinafter referred to as "Casino") to manage and operate a gaming casino on behalf of the Mohawk Indian Nation to be located on a portion of certain real property located just outside of Monticello, Sullivan County, New York, on which a harness racing facility is located known as "Monticello Raceway". Catskill, anticipates purchasing Monticello Raceway no later than June 3, 1996.

         After the execution of this Memorandum of Understanding, ASR and Catskill will jointly form Casino and in good faith negotiate the terms and conditions of the operating Agreement of Casino which terms and conditions will not be inconsistent with this General Memorandum of Understanding. Catskill and ASR will each own an undivided fifty percent (50%) membership interest in Casino. Casino will have one class of member and two members, ASR and Catskill. The affirmative vote of ASR and Catskill will be required for the execution or extension of any Casino Management Contract with the St. Regis Mohawk Tribe for a casino to be located at Monticello Raceway. Thereafter, ASR will manage and operate the casino on behalf of Casino in accordance with the Casino Management Contract and all applicable laws. ASR will perform or cause to be performed all obligations required under any contracts Casino obtains and will prepare all operating budgets and create and maintain all required financial, operating, and accounting records. Casino will utilize accountants agreed to by both ASR and Catskill.

         ASR has a relationship with the St. Regis Mohawk Tribe ("Tribe"). The Tribe is interested in owning and operating a casino at Monticello Raceway. Both ASR and Catskill will negotiate with the Tribe for a multi-year Casino Management Contract, which will provide for a management fee to Casino, and advise the Tribe in obtaining necessary regulatory approvals from the Bureau of Indian Affairs, National Indian Gaming Commission, and other agencies of the Department of Interior and the State of New York ("Regulatory Approval") to permit the Tribe to own and operate a casino at Monticello Raceway. Negotiations with the Tribe are underway but not final, and Regulatory Approval has not been obtained for the operation of a casino at Monticello Raceway. If Casino successfully negotiates a Casino Management Contract with the Tribe, and the Tribe obtains Regulatory Approval, Catskill will negotiate in good faith an agreement to convey any necessary real property required for the proposed casino to the United States Government to be held in trust for






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the Tribe's use for Class II and Class III gaming. It is presently anticipated that this conveyance will be of approximately ten to twenty acres, in the aggregate, adjoining the existing raceway facilities. The size of the parcel and the terms of any such conveyance shall conform to the reasonable requirements of the United States Department of the Interior and its agencies and shall be for consideration and on terms and conditions reasonably satisfactory to Catskill.

         Both Catskill and ASR will advise the Tribe in obtaining financing for the construction of the proposed casino, and financing necessary for the purchase or lease of furnishings and equipment for the casino as well as financing required for pre-opening activities and working capital. Any Casino Management Contract reached with the Tribe for the management of a casino at Monticello Raceway by either of the parties or their related or affiliated business organizations will be with Casino.

         It is acknowledged hereby that ASR will be required to provide management, supervisory, support and all other services (the "Service") in the performance of Casino's obligations under any casino Management Contract. It is further acknowledged hereby that ASR will be entitled to be paid a reasonable fee for performing the Service, but no greater than is customarily paid in the gaming industry for the same or similar services. It is the intent of the parties hereto, to recover the costs of the Service directly from the gross revenue of the casino operations as a cost of operation on the basis of a service fee, not to exceed two percent (2%) of the gross win (the "Service Fee"). Catskill may cause Casino to request proposals for the performance of the Service from first class casino operators (such as Harrahs). In the event any such operator submits a proposal to perform the Service for a price more favorable to Casino than provided herein and ASR does not elect to perform the Service for the price proposed within thirty (30) days of receipt of the proposal, Catskill may cause Casino to contract with any such qualified operator to perform the Service at a price and on terms and conditions satisfactory to Catskill and ASR. Assuming ASR provides the Service: either (a) the Service Fee will be deducted and paid from gross casino revenues and will not be deducted as part of the management fee received by Casino under the Casino Management Contract, or (b) in the event the Service Fee is not paid from gross revenue, through no fault of ASR, then ASR will be paid ten percent (10%) of the fee received under the Casino Management Contract (but in no event will such amount be greater than either two percent (2%) of the gross win or the proposal amount ASR elected to receive, whichever is less) for its performance of the service. For example, if the fee received under the casino Management Contract is thirty percent (30%), the Service Fee shall be three percent (3%), but such amount will not be greater than either two percent (2%) of the gross win or the proposal amount ASR elected to receive, whichever is less.

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         The planning and development of all facilities at Monticello Raceway, including the casino, will be Catskill's responsibility and shall be accomplished under a contract between Catskill and Monticello Raceway Development Company,, L.L.C. ("MRD"). Catskill shall cause MRD to enter into an agreement with ASR on terms and conditions consistent with gaming industry standards and negotiated in good faith whereby ASR shall provide technical services for the planning and programing of the casino set-up and operations to MRD at a fee that is consistent with technical service fees charged for similar services in the gaming industry. Such fee shall only be earned in the event a casino at Monticello Raceway for the Tribe receives Regulatory Approval by December 31, 1998. Any technical service fees earned by ASR for performing the technical services pursuant to any said agreement with MRD, will be paid by MRD in connection with the development of the casino and related facilities and in accordance with an approved development budget and payment schedule as provided in the contract between Catskill and MRD; provided, however, no such payments will be made unless said payments are made to MRD. The technical services fees earned, but not paid, hereunder will accrue interest at one percent (1%) per month until paid. In the event ASR and MRD are unable to agree upon the terms, conditions or technical service fees to be charged, MRD and ASR shall submit to binding arbitration on these issues for determination of reasonable terms, conditions and fees consistent with gaming industry standards.

         ASR and Catskill will develop a mutually acceptable budget for the soft costs related to the start-up of Casino and the preliminary planning and other activities related to establishing the Tribe's Casino at Monticello Raceway ("Soft Cost Budget"). Once the Soft Cost Budget has been established and mutually approved, ASR and Catskill agree to fund a maximum amount of operating capital not to exceed $2,117,803.00 on a pro rata basis for Casino. ASR has previously funded $19,789.00 and Catskill has previously funded $19,789.00 of the required operating capital leaving a balance of $1,078,225.00 to be funded on a pro rata basis. Upon execution of this Memorandum of Understanding and approval of the Soft Cost Budget, ASR and Catskill shall fund thirty-three percent (33%) of the balance set forth above. After funding thirty-three percent (33%) of the balance or after any subsequent funding of a portion of the then remaining balance, no further funding will be required unless and until Catskill has furnished ASR an accounting for amounts previously funded and has notified ASR of amounts funded under the Soft Cost Budget. All funds will be administered by Catskill and will be expended in a manner consistent with approved budgets. Any additional capital required by casino in excess of the amount set forth above will be obtained from mutually acceptable outside financing sources on terms satisfactory to both ASR and Catskill. Any modifications to any budget or increases in the amount of operating capital to be funded will require the written approval of both ASR and Catskill.

         Profits derived from the Casino Management Contract will be split on an equal basis, fifty percent (50%) each between ASR and Catskill,

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after deduction of the ministerial and accounting expenses incurred by Casino,
Service Fees, any expenses approved by ASR and Catskill and advanced by ASR or Catskill which are not reimbursed under the terms of any Casino Management Agreement, and any non-recovered costs and expenses incurred by either Catskill or ASR or their affiliates in connection with the ownership or the operation of the casino, provided both Catskill and ASR approve such costs, as well as any payments to any third parties assisting ASR, Catskill, or Casino with respect to the proposed casino operations at Monticello Raceway, provided such payment(s) are mutually approved by both ASR and Catskill.

         This Memorandum is for the exclusive use and benefit of ASR and Catskill and: (a) is not intended to, nor does it, create any rights in any third-party not signatory to it; (b) is not a contract for the conveyance of real property; and (c) is not intended to, nor does it, create any right, title or interest of any nature in or to real property. Neither ASR nor Catskill shall assign this Memorandum to any other person or entity without the written consent of the other, which consent will not be unreasonably withheld.

         After execution of this Memorandum, Casino will be formed incorporating the foregoing substantive provisions into its Operating Agreement. Both parties will use their best efforts to negotiate a Casino Management Contract with the Tribe, obtain Regulatory Approval for casino operations at Monticello Raceway from all governmental authorities involved, and use their best efforts to make casino operations at Monticello Raceway in behalf of the Tribe a reality. Any disputes which may hereafter arise by virtue of the execution of this instrument with regard to this instrument or to the terms and conditions of the Operating Agreement of Mohawk Management LLC, which operating Agreement will not be inconsistent with this General Memorandum of Understanding, shall be resolved through arbitration by the American Arbitration Association in New York City, New York, using AAA Rules of Arbitration.

         This agreement and any Operating Agreement of Casino shall terminate and be of no further force or effect if, for any reason whatsoever:(a) the purchase of the real property known as Monticello Raceway does not close, or,
(b) all necessary Regulatory Approval (federal, state and local) for a Mohawk Indian Casino to operate at Monticello Raceway shall not have been obtained by December 31, 1998. Time is of the essence of this Agreement. Any waiver of any condition contained herein shall only be effective if said waiver is in writing and is signed by Catskill and ASR.

         IN WITNESS WHEREOF, authorized representatives of the parties hereto have executed this Memorandum of Understanding as of the date first above written and Catskill, through the execution of this Memorandum by its Voting Members, has approved this agreement and has

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instructed its Officers to treat it as an agreement entered into in accordance with 3.4(b) of Catskill's Operating Agreement.

ALPHA ST. REGIS, INC.                  CATSKILL DEVELOPMENT, L.L.C.
                                       By its Voting Members and
                                       President



By:/s/Sanford Freedman                 By:/s/Robert A. Berman
   ______________________________         ________________________________
   Its: Vice President                    Robert A. Berman, President


                                       WATERMARK INVESTMENTS LIMITED
                                       Voting Member



                                       By: /s/ Robert A. Berman
                                           ________________________________
                                          Robert A. Berman


                                       AMERICAS TOWER PARTNERS
                                       Voting Member



                                       By:/s/
                                           ________________________________
                                          Managing Director


                                       BRYANSTON GROUP, INC.
                                       Voting Member



                                       By:/s/ Sanford Freedman
                                          ________________________________
                                          Executive Vice President


                                       MONTICELLO REALTY L.L.C.
                                       Voting Member
                                       By: MANHATTAN DEVELOPMENT CORP.



                                       By:
                                           ________________________________





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